EXHIBIT 99.1
                                  ------------

      THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD,
      TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                         THE IMMUNE RESPONSE CORPORATION
                     8% CONVERTIBLE SECURED PROMISSORY NOTE
                     --------------------------------------

$4,000,000                                                    New York, New York
                                                                     May 3, 2002

            FOR the receipt of $1,980,712.33 in cash and the cancellation of $2,000,000 of principal indebtedness plus $19,287.67 interest represented by the 8% Secured Promissory Note dated March 20, 2002 from the Issuer to the Purchaser (as defined below), the undersigned, The Immune Response Corporation, a Delaware corporation (the "Issuer"), hereby unconditionally promises to pay on the Note
Maturity Date (as defined in that certain Note Purchase Agreement, dated November 9, 2001, by and between the Purchaser, Kevin Kimberlin Partners, L.P., a Delaware limited partnership, and the Issuer, and as amended as of February 14, 2002 and further amended as of May 3, 2002 (the "Note Purchase Agreement")) to the order of Oshkim Limited Partnership, a Delaware limited partnership (the "Purchaser"), at the office of the Purchaser located at 535 Madison Avenue, 18th Floor, New York, New York 10022, or such other address designated by the Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) Four Million Dollars ($4,000,000) or (b) if less as a result of any voluntary conversion(s) of this Note in part in accordance with Section 3.4 of the Note Purchase Agreement, the aggregate unpaid principal amount of this Note. Subject to Section 3.4 of the Note Purchase Agreement, the Issuer further agrees to pay interest on the unpaid principal amount outstanding hereunder from time to time, from the date hereof, in like money, at the rate of eight (8%) percent per annum, as and at the dates specified in Section 3.3 of the Note Purchase Agreement.

            This Note is one of the promissory notes referred to in the Note Purchase Agreement, and is entitled to the benefits thereof, is secured as provided therein (and as provided in that certain Intellectual Property Security Agreement, dated November 9, 2001, executed by the Issuer and as amended as of February 14, 2002) and is subject to conversion as set forth therein. In the event of any conflict between the Note Purchase Agreement and this Note, the terms and provisions of the Note Purchase Agreement shall govern.

            Upon the occurrence of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement.

            Subject to the provisions of the legend above, this Note is freely transferable, in whole or in part, by the Purchaser, and such transferee shall have the same rights hereunder as the Purchaser. The Issuer may not assign or delegate any of its obligations under this Note without the prior written consent of the Purchaser (or its successor, transferee or assignee).

            All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
            Subject to Section 3.3 of the Note Purchase Agreement, the Issuer agrees to pay all of the Purchaser's expenses, including reasonable attorneys' costs and fees, incurred in collecting sums due under this Note.

            This Note shall be subject to prepayment only in accordance with the terms of the Note Purchase Agreement.

            This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                                    THE IMMUNE RESPONSE CORPORATION



                                    By:__________________________
                                       Name:______________________
                                       Title:_____________________



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